Exhibit 99(e)

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

        Guidelines for Determining the Proper Identification Number to Give the Payer.    Social Security numbers have nine digits separated by two hypens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hypen: i.e. 00-0000000. The table below will help determine the number to give the payer.

For this typ of account:			Give the SOCIAL SECURITY number of—	For this typ of account:		Give the EMPLOYER IDENTIFICATION number of—

1.	An individual's account		The individual	7.	A valid trust, estate or pension trust	The legal entity (Do not furnish the identifying numbe rof the personal representative or trustee unless the legal entity itself is not designated in the account title.)(5)
2.	Two or more individuals (joint account)		The actual owner of the account or, if combined funds, any one of the individuals(1)	8.	Corporate account or LLC electing corporate status	The corporation
3.	Custodian account of a minor (Uniform Gift to Minors Act)		The minor(2)	9.	Religious, charitable, or educational organization account	The organization
4.	Account in the name of guardian or committee for a designated ward, minor or incompetent person		The ward, minor or incompetent person(3)	10.	Partnership account held in the name of the business	The partnership
5.	a.	The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)	11.	Association, club or other tax-exempt organization	The organization
	b.	So-called trust account that is not a legal or valid trust under state law.	The actual owner[1]
6.	Sole proprietorship or single-owned LLC account		The Owner(4)	12.	A broker or registered nominee	The broker or nominee
				13.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)
List first and circle the name of the person whose number you furnish.

(2)
Circle the minor's name and furnish the minor's social security number.

(3)
Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.

(4)
Show the name of the owner. You may use either your social security number or employer identification number (if you have one).

(5)
List first and circle the name of the legal trust, estate or pension trust.